Exhibit 99.2

DATE:        August 7, 2019
TO:        All Employees
FROM:    Mike Haefner, President and CEO
SUBJECT:    Promotion of Kevin Akers to President and CEO

I am writing to let you know that I have been facing a recent health issue that to this point has eluded a definitive diagnosis. I am very optimistic this will resolve itself favorably in the long run; however, it is requiring an increasing amount of my time, which necessarily means that I must pull back from devoting my full time and attention to the business of the Company. After conversations with my doctors, family, senior leaders, and the Board about how to prioritize what is best for me, my family, and the Company, I have notified the Board that I will step down as President and CEO effective September 30 and retire on January 1, 2020 so that I can focus on my health.
It has been the highest privilege of my career to serve our 4,700 employees, our customers, and shareholders. I can step down with confidence because the Board was ready to execute its long-maintained succession plan and has appointed Kevin Akers to succeed me as President and CEO and board member effective October 1.
Kevin is a gifted leader with the majority of his nearly 29 years at Atmos Energy in senior leadership roles. For the last few years, we have been working side-by-side to execute our safety-driven investment strategy. With his proven leadership and laser focus on safety, Kevin will be an excellent CEO.
Our Vision to be the safest provider of natural gas services, to be recognized for exceptional customer service, for being a great employer, and for achieving superior financial results reflects our true character. And that true character has remained unwavering as the torch seamlessly passed from Charlie Vaughan to Bob Best to Kim Cocklin to me. It will remain unwavering as the torch passes to Kevin.
Kim will continue as Executive Chairman, and I plan to stay until January 1 so that the transition is seamless. I hope you’ll invite me back for your special moments, and I’ll keep the team informed about my progress.
Thank you for all that you do every day for Atmos Energy. It has been my privilege to be part of such an amazing team.
Mike